Exhibit 99

FOR RELEASE — MARCH 17, 2005

Media Relations Contact:	Investor Relations Contact:
Monica L. Ott (607) 974-8769 ottml@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com

Corning Incorporated Completes New Five-Year, $975 Million Revolving Credit Facility

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) today announced that it has entered into a new five-year, $975 million unsecured multi-currency revolving credit facility. The new credit facility replaces Corning’s existing $2 billion revolving credit facility, which had been scheduled to mature in August 2005.

“We are very pleased with the outcome of the syndication effort,” said James B. Flaws, vice chairman and chief financial officer. “This renewal completes an important step in our plan to return to investment grade this year. It augments our strong cash position by providing access to additional committed liquidity on attractive terms and conditions with a very strong bank group,” he added.

Citigroup Global Markets, Inc. and J.P. Morgan Securities Inc. served as joint lead arrangers and book managers in the syndication of the credit facility. In addition, Bank of America, N.A., The Bank of Tokyo-Mitsubishi, Ltd., Barclays Bank plc, Deutsche Bank Securities Inc. and Wachovia Bank, National Association served as co-documentation agents.

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.

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Corning Incorporated Completes New Five-Year $975 million Revolving Credit Facility
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Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the liquid crystal display industry and other businesses; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; ability to obtain financing and capital on commercially reasonable terms; adequacy and availability of insurance; capital resource and cash flow activities; capital spending; equity company activities; interest costs; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; changes in key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are identified in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

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